Exhibit 10.4

REXNORD
MANAGEMENT INCENTIVE COMPENSATION PLAN

EXECUTIVE OFFICER

REVISED AS OF: May 2016

Plan Name:
Rexnord Management Incentive Compensation Plan - [INSERT BUSINESS UNIT] Executive Officer (the “Plan” or “MICP”). This Plan is considered part of the Rexnord Corporation 2012 Performance Incentive Plan, as may be revised, restated or amended from time to time.

Plan Objectives:
To establish a meaningful variable compensation component of an attractive pay-for-performance total cash compensation program designed to support the achievement of outstanding, strategic, financial and operational performance.

Plan Term:
The Plan commences on the first day of Rexnord Corporation's fiscal year and ends on the last day of the fiscal year.

Plan Eligibility:
The Company's CEO and other Executive Officers as defined under the Securities Exchange Act of 1934, as approved by the Compensation Committee of the Board of Directors of Rexnord Corporation (the “Compensation Committee”).

Target Bonus Levels:
Determined based on the position that a participant holds and that position’s relative value in the external market, value within Rexnord and its ability to impact overall company performance.

Plan Design:
The Plan is based upon the Company’s achievement of financial factor targets tied to [INSERT FINANCIAL FACTORS]. The financial factor targets (including the cliff) and the actual achievement against the financial factor targets are determined and approved by the Compensation Committee and may be based on input and/or recommendations from the CEO (for participants other than the CEO himself). The Compensation Committee has the discretion to reduce participant awards based on a participant's level of achievement of Non-Financial Goals and Objectives that are established at the beginning of the fiscal year and evaluated at year end; the Compensation Committee's determination may be based on input and/or recommendation from the CEO (for participants other than the CEO himself).

Participants must also satisfy the employment condition described under “Plan Administration and Conditions” to receive any payout under the Plan.

Plan Design Definitions:

[INSERT DEFINITIONS OF FINANCIAL FACTORS, IF NEEDED]
Non-Financial Goals and Objectives (also known as Personal Performance Factor): quantifiable and process-oriented individual goals and objectives that are tied to personal performance.
Payout Calculation Formula:

Base Salary	X	Individual Target Bonus %	X	Financial Factor	X	1.5*	=	Bonus Payout

*Subject to reduction by the Compensation Committee, in its sole discretion, based on a Participant's Personal Performance Factor, with input and/or recommendations from the CEO (for participants other than the CEO himself)

Financial Factors
[INSERT FINANCIAL FACTORS] thresholds, which are measured as a percentage of the target, must be achieved in order to trigger a potential bonus payment under the Plan. The cliff will be set at [ ]% or such other amount determined by the Compensation Committee for the FY (see the cliff schedule for the financial performance range - Addendum A). Any maximum payout for the Plan will be as established by the Compensation Committee.

The CEO will have the right to recommend adjustments to performance targets to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. The CEO may also recommend adjustments to calculations and payments when necessary to reflect sound business practices. Any of the aforementioned recommended adjustments by the CEO are subject to approval by the Compensation Committee, in its discretion, in connection with its approval of payout calculations as described below.

Personal Performance Factor
The Personal Performance Factor is based on specific performance relative to established Non-Financial Goals and Objectives that are process and capability oriented and critical to the Company’s long-term success. Participants are given a personal performance rating ranging from 1.5 (outstanding) to 0 (unacceptable). If a participant's personal performance for the FY is less than 1.5, the Compensation Committee, which may rely on recommendations from the CEO (for participants other than the CEO himself), shall have the discretion to reduce an individual's payout under this Plan, including to zero in the event that a participant's personal performance for the year is unacceptable.

Incentive Calculation Examples:

[INSERT CALCULATION EXAMPLES, IF DESIRED]

Plan Administration and Conditions:

•	The Plan will be administered in accordance with the following guidelines:

◦	Plan Design & Continuation - to be determined by the Compensation Committee.

◦	Plan Participation - the Company's Executive Officers, subject to approval by the Compensation Committee.

◦	Payout Calculations and Timing - the Compensation Committee shall approve the targets and all payouts.

◦
The CEO will administer all other aspects of the Plan and may delegate the daily administration of the Plan to other managers and associates, including payments of the amounts to be issued to participants under the Plan.

•	Plan participants must be actively employed by the Company or on a paid leave of absence on the date of payment in order to qualify for payout (normally May).

•	Exceptions due to retirement, disability, or death will be at the sole discretion of the Compensation Committee.

•	Promotions / Transfers

◦
When a participant in this Plan transfers or is promoted to a position that is covered under a different incentive plan of the Company (or one of its subsidiaries) during the Plan year, the participant will receive a pro-rated award under each plan based on time, base salary, and incentive target percentage in the multiple assignments. For example, if a participant in this Plan transfers to a position that is covered under the [INSERT PLAN NAME] on October 1, that participant will receive 50% of his or her award for the year under this Plan and the remaining 50% of his or her award for the year under the [INSERT PLAN NAME].

◦
When a participant transfers or is promoted from a position that has one set of performance metrics under this Plan to a position that has another set of performance metrics under this Plan (e.g., from one business unit to another where the award for one position is based on one business unit's metrics and the award for the other position is based on another business unit's metrics), the participant 's award under the Plan will be prorated based on time, base salary and incentive target percentage in the multiple assignments.

◦
When a participant transfers or is promoted from one position to another where both positions are covered under this Plan and the same performance metrics apply to each position, the participant will receive the greater of (x) a prorated award based on time, base salary and incentive target percentage in the multiple assignments or (y) an award based on base salary and target MICP percentage in effect at year-end (March 31st) for the entire year.

◦

•	If hired in the middle of the FY, a participant will eligible for a payment of a pro-rated amount that is calculated at a rate of 1/12 of the annual amount for each complete calendar month of service.

•	Each Plan participant will receive individual written notification of the financial factors and financial targets and the Non-Financial Goals and Objectives that will be used in calculating their MIC.

•
Any amounts payable hereunder are subject the terms of Rexnord's recoupment, clawback or similar policies as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of any award received under this Plan.

•	The Company reserves the right to amend, modify or terminate the Plan at any time.

* * * * *

Addendum A
(Performance Ranges by Cliff %)

[PRECISE TARGETS AND FINANCIAL FACTORS TO BE INSERTED]

•	For [ ]% Cliff

Performance of Target Achievement	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]% or > of Target
Financial Factor	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]%	[ ]% and >*
*For each additional [ ]% increase in the percent of Target Bonus Plan Achievement above [ ]%, the financial factor will increase [ ]%.

NOTES:

[TO BE INSERTED, IF NEEDED]